Amendment to Subadvisory Agreement

for AST BLACKROCK GLOBAL STRATEGIES PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC and BlackRock International Limited (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of April 2, 2015, by and among AST Investment Services, Inc., PGIM Investments LLC (formerly, Prudential Investments LLC), and Subadviser (the “Subadvisory Agreement”), pursuant to which Subadviser has been retained to provide investment advisory services to the AST BlackRock Global Strategies Portfolio as follows;

1.	Schedule A of the Subadvisory Agreement is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and BlackRock International Limited have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Edward Merrill

Name: Edward Merrill

Title: Vice President

PGIM INVESTMENTS LLC

By: /s/ Edward Merrill

Name: Edward Merrill

Title: Vice President

BLACKROCK INTERNATIONAL LIMITED

By: /s/ Kerrianne Berneck

Name: Kerrianne Berneck

Title: Director

Effective Date as Revised: December 1, 2017

SCHEDULE A

Advanced Series Trust

AST BlackRock Global Strategies Portfolio

As compensation for services provided by BlackRock Financial Management, Inc. (“BlackRock Financial”) and BlackRock International Limited (“BlackRock Limited”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay BlackRock Financial an advisory fee on the net assets managed by BlackRock Limited that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*,**
AST BlackRock Global Strategies Portfolio

0.45% of average daily net assets to $500 million;

0.42% of average daily net assets over $500 million to $1 billion;

0.38% of average daily net assets over $1 billion to $2 billion;

0.30% of average daily net assets over $2 billion to $3 billion;

0.275% of average daily net assets over $3 billion to $4 billion;

0.25% of average daily net assets over $4 billion

* In the event BlackRock Limited invests Portfolio assets in a pooled investment vehicle advised or subadvised by BlackRock (an “Affiliated Fund”), BlackRock Financial will waive its subadvisory fee for the Portfolio in an amount equal to the advisory fee or the subadvisory fee paid to BlackRock Financial with respect to the Portfolio assets invested in such Affiliated Fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

** For purposes of calculating the subadvisory fee, the assets managed by BlackRock Limited in the AST BlackRock Global Strategies Portfolio will be aggregated with the assets managed by BlackRock Financial in the AST BlackRock Global Strategies Portfolio. The subadvisory fee will be paid to BlackRock Financial.

Effective Date as Revised: December 1, 2017